CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in the Registration Statement on Form N-1A of Arch Indices VOI Absolute Income ETF, as series of Advisor Managed Portfolios, under the headings "Independent Registered Public Accounting Firm" in the Prospectus and Statement of Additional Information.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Philadelphia, Pennsylvania
September 29, 2023